SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) which becomes effective following the expiration of the revocation period set forth below in this Agreement, is entered into between Navidea Biopharmaceuticals, Inc., on behalf of itself and its partners, officers, employees and agents, the shareholders, directors, officers, employees and agents of its partners, and affiliated, predecessor, successor, and other related companies, and each of them, jointly and severally (herein singularly and collectively called “Navidea”), and Mark J. Pykett, V.M.D., Ph.D., on behalf of himself and his heirs, executors, guardians, administrators, successors, and assigns, and each of them, jointly and severally (herein singularly and collectively called “Executive”), who together are sometimes referred to herein as the “Parties” and who agree to be bound by all of the terms and conditions of this Agreement.

WHEREAS, the Parties desire to fully, equitably, and completely settle and dispose of any and all claims of whatever kind or nature which Executive ever had, may now have, or may hereafter have, whether known or unknown, against Navidea, including but not limited to, those claims related to Executive’s employment with and termination of employment from Navidea.

NOW, THEREFORE, in consideration of the mutual agreements of the Parties set forth below, including the payments to Executive by Navidea provided below, the receipt and legal sufficiency of which is hereby acknowledged, accepted and agreed to, the Parties hereby agree as follows:

1.            Termination. The Parties confirm that Executive’s employment, including his service in all offices, positions, titles and capacities he may hold with Navidea and any of its affiliates, is terminated effective as of 5:00 p.m., Columbus, Ohio time on May 30, 2014 (the “Termination Date”). Notwithstanding the foregoing, Executive shall: (a) remain a member of Navidea’s Board of Directors for the balance of his current term expiring at Navidea’s annual meeting of stockholders in July, 2014, or until his earlier resignation or removal as a director in conformity with the Bylaws of Navidea, and shall receive fees and expense reimbursements for such service as are established from time to time by the Board of Directors and (b) shall serve Navidea in the capacity of a consultant pursuant to the terms of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”). Executive understands and agrees that he will not be nominated for election as a director for any term commencing on or after Navidea’s 2014 annual meeting of stockholders. It is understood and agreed by the Parties that the termination of Executive's employment qualifies as a “Termination Without Cause” under Section 4.D. of the Executive's Employment Agreement dated April 15, 2014 (the “Employment Agreement”). However, notwithstanding the terms of the Employment Agreement, Executive is not entitled to any payment, benefit, or benefit accrual, or to participation in any Navidea benefit plan or program, at any time on or after the Termination Date, except as set forth in this Agreement; and further provided that Executive shall remain fully covered and insured under Navidea’s Directors and Officers liability insurance policy and will continue to be named as a participant thereunder during his term as a Director. Thereafter, Navidea will use its best commercial efforts to maintain insurance and coverage of Executive as a former officer and director under Navidea’s Directors and Officers liability policies, to the fullest extent permitted under Navidea’s certificate of incorporation, bylaws and applicable Delaware law; provided that the scope and amount of coverage of Executive shall not be less than that maintained by the Company for other former officers or directors.

2.            Benefits and Payments.

2.1.            Payments Through the Termination Date. Executive will be paid Executive’s current base salary level through the Termination Date, less any and all applicable deductions and withholdings, and will continue to participate in all of Navidea’s benefit plans through the Termination Date. Executive shall be reimbursed for any reasonable business expenses incurred through the Termination Date in accordance with Navidea’s standard expense reimbursement policies and practices.

2.2.            Payments On or Following the Termination Date. Following the Termination Date, Navidea will make the following payments to Executive:

(a)            Severance. The sum of $750,000, less applicable tax withholdings, payable in two equal installments by wire transfer in immediately available funds to the Executive’s account, with the first installment payable on June 9, 2014, and the second installment on January 2, 2015;

(b)            Vacation. The sum of $32,277.44, less applicable tax withholdings, representing Executive’s accrued vacation, floating and personal days through the Termination Date, payable in a single sum on or before June 9, 2014;

(c)            Expense Reimbursement. Payment of Executive’s unreimbursed business travel, lodging and entertainment expenses incurred through the Termination Date, in accordance with Navidea's applicable expense reimbursement policies, including presentation of appropriate documentation; and

(d)            Legal Fees and Expenses. Payment to Executive of $10,000 for Executive’s legal fees and other expenses incurred in the negotiation of this Agreement and other matters related to his employment or separation, within five (5) business days following of the Termination Date.

2.3.            Equity Awards.

(a)            Options. Executive and Navidea confirm that: (i) Executive currently holds unexercised options to purchase Navidea common shares aggregating 962,000 common shares (the “Options”) under Navidea’s Fourth Amended and Restated 2002 Stock Incentive Plan (the “Plan”), and (ii) notwithstanding anything to the contrary in the Plan, Executive shall remain entitled to continue to vest in and to exercise the Options in accordance with, and subject to the restrictions and limitations contained in, the Plan, and the termination of the Consulting Agreement will be treated as Executive’s “Termination of Service” for purposes of the Plan. To the extent that the terms of any grant agreement or equity compensation plan under which Executive’s unexercised options were awarded may be inconsistent with the preceding sentence, such agreement is hereby amended to conform therewith.

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(b)            Restricted Stock. Executive and Navidea further confirm that (i) Executive has certain unvested restricted shares of Navidea under two restricted stock award agreements dated November 15, 2010 (175,000 unvested shares), and February 17, 2012 (as amended March 17, 2014 (100,000 unvested shares) (collectively, and as amended herein, the “Award Agreements”). Notwithstanding any contrary terms in the Award Agreements or the Plan, (x) the 175,000 unvested shares under the November 15, 2010 Award Agreement shall immediately and automatically be forfeited and assigned back to Navidea on the Termination Date, and (y) the vesting schedule contained in the Award Agreement dated February 17, 2012 is hereby amended to read as follows:

“One-third (1/3) of the shares vest on each of the first three (3) anniversaries of the grant date, as follows: 100,000 shares vest on February 17, 2013; 100,000 shares vest on March 17, 2014; and 100,000 shares vest on December 1, 2014. 100% of the shares vest in the event of a Change of Control of the Company as defined in the Plan.”

Further, the termination of Executive’s employment pursuant to Section 1 of this Agreement shall not be considered as a termination of his employment with Navidea for purposes of Section 3.2 of the Award Agreement dated February 17, 2012, but the termination of the Consulting Agreement shall constitute the termination of Executive’s employment thereunder.

(c)            Securities Trading Policies. Notwithstanding anything to the contrary in this Agreement, Executive's right to exercise options to purchase, or trade in, Navidea common stock remains subject, for so long as Executive shall remain a director of Navidea, to Navidea’s Securities Trading Policy for Officers, Directors and Key Employees, as the same may be amended from time to time; provided, however, Executive may exercise options to purchase Navidea common stock for cash at any time after the Termination Date. Executive acknowledges his continuing obligation to comply with applicable law with respect to trading in the securities of Navidea and its affiliates.

2.4.            Healthcare Coverage. Executive and his spouse and children will continue to participate in family coverage (including vision and dental coverage) offered under Navidea’s group health plan, on the same terms and conditions that are applicable to other executive employees of Navidea during the term of the Consulting Agreement, and for a period of eighteen (18) months thereafter will provide continuation of benefits under COBRA in comformity with the terms of the group health plan. Notwithstanding the foregoing, if Navidea reasonably determines that such a continuation of health coverage may not be exempt from federal income tax, Executive shall pay to Navidea an amount equal to the stated taxable cost of such coverage, and following the expiration of the such eighteen (18) month period, Executive shall receive from Navidea a reimbursement of the amounts paid by Executive. Further notwithstanding the foregoing, in the event that such a continuation of coverage cannot be made available after the end of the period during which continuation coverage is generally available under Navidea’s group health plan, Navidea shall assist Executive in finding other comparable coverage and shall reimburse Executive for the costs of such coverage so as to make the net benefit to Executive of such other continued coverage consistent, to the extent reasonably possible, with the coverage that was available under Navidea’s group health plan during the period such coverage was permitted to be continued, with such reimbursement to be provided in a manner consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(iv). Any such reimbursements shall be subject to the following conditions: (i) the benefits or payments provided during any taxable year of Executive may not affect the benefits or payments to be provided to Executive in any other taxable year; (ii) reimbursement of any eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to such benefits or payments is not subject to liquidation or exchange for another benefit or payment.

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2.5.            Other Benefit Plans. During the term of the Consulting Agreement, Executive shall continue to participate in Navidea’s group term life and disability benefit plans, but his ability to contribute to Navidea’s flexible spending plan and 401(k) plan (including the employer match provisions) will terminate on the Termination Date, provided that the foregoing shall not limit Executive’s right to make withdrawals or transfers from such plans in accordance with their terms.

3.            Release of Claims. By signing this Agreement, and except as otherwise set forth below in Section 6 of this Agreement, Executive, on behalf of himself, his spouse, children and any heirs, family members, executors, administrators, privies and/or assigns (collectively, the “Executive Parties”), hereby forever releases, waives, and discharges Navidea, its subsidiaries and affiliates, successors and assigns, and each of its and their past, present and future officers, directors, agents, managers, supervisors, shareholders, employees, representatives, insurers, and attorneys (all of whom are collectively referred to as the “Released Parties”), from any and all claims, damages, lawsuits, injuries, liabilities, and causes of action that Executive has or may have, whether known to Executive or not, whether contingent or liquidated, based on or arising from any event, fact, conduct, condition, action, or inaction occurring or existing (in whole or in part) on or before the Termination Date and the Effective Date of this Agreement.

4.            Release of All Employment Claims. Without limiting the foregoing releases, Executive, on behalf of himself and the other Executive Parties, understands and agrees that the release granted to the Released Parties by signing this Agreement releases all of the Released Parties from any rights and claims that could have been asserted under any city ordinance or state or federal law including, without limitation, those based on or relating to discrimination or retaliation based on race, religion, sex, handicap, disability, equal pay, age, national origin, creed, color, sexual orientation, gender identify, military/veteran status, retaliation, and harassment/hostile work environment, and includes claims under any applicable state, local or federal discrimination law, including without limitation, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Labor Management Relations Act, the Equal Pay Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Consolidated Omnibus Budget Reconciliation Act, the Ohio Civil Rights Act, Workers’ Compensation laws, Unemployment Compensation laws, Whistleblower laws including Sarbanes-Oxley, Frank-Dodd and Ohio Revised Code §§ 4123.90 and 4152, 42 U.S.C. §§ 1981, 1983, 1985, and all laws, statutory or common, which are meant to protect employees in their employment relationships and under which Executive may have rights and claims, whether known to Executive or not, which may have arisen or which may hereafter arise, directly or indirectly, out of Executive's employment with, service to, or separation from Navidea. This release includes but is in no way limited to all claims of discrimination, harassment, retaliation, wrongful discharge, whistleblower, wage and hour violations, breach of implied contract, all equitable claims, negligent or intentional infliction of emotional distress, outrageous conduct, libel, slander, defamation, and/or any claims concerning any emotional or physical injury, arising out of or related in any way to Executive’s employment with, service to, or separation from Navidea.

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5.            Waiver of All Known and Unknown Claims. In making this Agreement, Executive, on behalf of himself and the other Executive Parties, acknowledges that he may later discover facts different from or in addition to those now known or believed to be true at this time. The releases and waivers contained in this Agreement are made notwithstanding the existence of any such different or additional facts. Executive further acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist in connection with this Agreement. Those facts, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, Executive waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts.

6.            Exceptions from Release and Waiver. Notwithstanding anything to the contrary in this Agreement, the releases and waivers by Executive set forth in this Agreement do not apply to: (i) any indemnification right, benefit or claim that Executive may have with respect to matters arising out of his service as an officer or director of Navidea or of any of its affiliates under Navidea’s officer and director liability insurance policies, Navidea’s certificate of incorporation or bylaws, applicable law, or any written agreement to which Executive is a party, (ii) any right, benefit or claim that Executive may have under this Agreement, (iii) any right, benefit, entitlement or privilege that arises under any other written agreement or instrument and that is expressly preserved by this Agreement, or (iv) any right, benefit or claim of Executive under the Employment Agreement through the Termination Date.

7.            Navidea’s Release of Claims. By signing this Agreement, and except as otherwise set forth below, Navidea, on behalf of itself and the other Released Parties, hereby forever releases, waives, and discharges Executive and the other Executive Parties from any and all claims, damages, lawsuits, injuries, liabilities, and causes of action that Navidea has or may have, whether known to Navidea or not, whether contingent or liquidated, based on or arising from any event, fact, conduct, condition, action, or inaction occurring or existing (in whole or in part) on or before the Termination Date and the Effective Date, except that, notwithstanding anything to the contrary in this Agreement, the releases and waivers by Navidea set forth in this Agreement do not apply to (i) any right or claim that Navidea may have under Navidea’s officer and director liability insurance policies, Navidea’s certificate of incorporation or bylaws, applicable law, or any agreement to which Navidea is a party, in connection with any assertion by Executive of any right to or claim for indemnity, (ii) any right or claim that Navidea may have under this Agreement, (iii) any right, entitlement or privilege of Navidea under Sections 5 or 6 of the Employment Agreement, or under the Proprietary Information Agreement between Executive and Navidea dated April 1, 2014 (“Proprietary Information Agreement”), that expressly survives the termination of either such agreement, (iv) any right or claim that Navidea may have against Executive arising from or in connection with the assertion or undertaking of any claim, investigation or proceeding by any regulatory or other governmental agency or entity or any third party, or (v) any right that Navidea may have to contest any assertion by Executive that his separation from employment and service with Navidea occurred as a result of a Change In Control within the meaning of the Employment Agreement, or any other right that Navidea may have in connection with any such assertion by Executive. Navidea shall in no event have any right to offset the severance payments provided for in Section 2.2(a) hereof or any other payment to be made under this Agreement, against any claim that may exist or arise (and that is not released pursuant to this Section 7).

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8.            Compliance with Older Workers’ Benefit Protection Act. The Parties desire and intend that this Agreement comply with the terms of the Older Workers’ Benefit Protection Act. Accordingly, Executive acknowledges that he has been advised of the following rights:

8.1.            Executive understands that local, state and federal laws, including the Age Discrimination in Employment Act, prohibit employment discrimination based upon age, sex, race, color, national origin, ethnicity, religion, disability, and other protected classifications. Executive further understands and agrees that, by signing this Agreement, he agrees to waive any and all such claims, and releases the Released Parties from any and all such claims.

8.2.            Executive acknowledges that he has been advised by this writing to consult with an attorney and has been provided with a reasonable opportunity to do so prior to signing this Agreement, which contains a general release and waiver of claims.

8.3.            Executive acknowledges that consideration offered in exchange for his release of claims exceeds in kind and scope that to which he would have otherwise been entitled.

8.4.            Executive acknowledges that he has had at least twenty-one (21) calendar days in which to review and consider this Agreement and to consult with legal counsel with respect thereto. To the extent Executive has taken less than twenty-one (21) calendar days to consider this Agreement, Executive acknowledges that he has had sufficient time to consider this Agreement. Executive further acknowledges that this Agreement is written clearly in a manner and in terms which he understands, and he has entered into this Agreement voluntarily and of Executive’s own free will.

8.5.            Executive acknowledges Executive's right to revoke this Agreement within (7) seven days following the execution hereof by giving timely written notice thereof to Navidea, attention Brent L. Larson, Chief Financial Officer at blarson@navidea.com. In the event of such revocation, this Agreement shall become null and void and the Parties hereto shall have no rights or obligations hereunder. This Agreement, including any payment or provision of benefits to Executive by Navidea under this Agreement, shall not become effective or enforceable until the revocation period has expired. The Parties also agree that any of their discussions, negotiations, or change in terms to this Agreement will not restart the twenty-one (21) day period for Executive to review and consider this Agreement.

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9.            No Admission by Navidea or Released Parties. Executive understands that neither this Agreement nor any action taken under it is or should be construed as an admission by any of the Released Parties that they have violated any local, state or federal law, statutory or common. The Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

10.            Confidentiality; Non Competition.

10.1.            Confidentiality of Agreement. Executive agrees and acknowledges that the terms and provisions of this Agreement, including the amounts to be paid to Executive, shall be and have been kept in utter, absolute, and strictest confidence, and that Executive has not released and shall never reveal any such information to any individual or entity except that Executive may provide information about this Agreement as follows: (a) as required by any governmental agency or by process of law; (b) to an attorney who is assisting Executive in negotiating this Agreement; (c) to a professional accountant, tax consultant or financial planner with whom Executive has a confidential relationship; and (d) to Executive’s immediate family members, which only includes a spouse, parents and siblings residing with Executive, subject, in each case, to each such individual and entity being informed of this confidentiality obligation and agreeing to keep such information confidential. Executive’s obligations under this Section 10.1 shall be excused to the extent of any disclosure of this Agreement or its terms made by Navidea under the United States federal securities laws.

10.2.            Obligations Under Proprietary Information Agreement. Executive acknowledges that as of the Termination Date he has returned to Navidea (and will not keep in his possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items (whether in magnetic media or otherwise) belonging to Navidea, its successors or assigns. Executive agrees to sign and deliver to Navidea on or before the Termination Date the “Termination Certification” attached to the Proprietary Information Agreement as Schedule C. Executive acknowledges and agrees that the categories of information described in Section 1 of the Proprietary Information Agreement are solely the property of Navidea and constitute trade secrets and confidential information of Navidea, and that he has not retained and will not retain any originals, copies, duplications, or reproductions thereof, and that his post-employment obligations under the Proprietary Information Agreement will shall remain binding and in effect in addition to this Agreement.

10.3.            Non-Competition. Executive acknowledges and agrees that, except as hereinafter noted, the provisions of Section 6 of the Employment Agreement shall remain binding and in effect in addition to this Agreement for a period of one (1) year following the Termination Date, and further acknowledges that similar restrictions are imposed under the Consulting Agreement, which will apply during the term of the Consulting Agreement and for a period of one (1) year following the earlier to occur of its termination or the expiration of its term. Notwithstanding anything to the contrary, it is agreed and understood that for purposes of this Agreement and the Consulting Agreement of even date, the definition of the Competitive Business as defined in Article 6 of the Employment Agreement between the parties is amended as provided below, and “Competitive Business” for purposes of this Agreement and the Employment Agreement shall mean any business or enterprise which:

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i.	is engaged anywhere in the world in (A) the development and/or commercialization of products and/or systems for use in the pre-operative or intraoperative detection of cancer, (B) the development and/or commercialization of radiopharmaceuticals or other imaging or contrast agents (i) for use in lymphoscintigraphy or lymphatic mapping, (ii) that bind to mannose receptors; or (iii) for use in the diagnosis of 1) breast cancer, melanoma, or head and neck cancer, 2) Alzheimer’s disease, dementia or mild cognitive impairment; 3) Parkinson’s disease, tremor or movement disorders, 4) rheumatoid arthritis, 5) Kaposi’s sarcoma, 6) vulnerable plaque, or 7) tuberculosis.

ii.	is reasonably understood to be competitive in any geographic market or product market with products and/or systems described in clause i above, or

iii.	Navidea engages in during the term of this Agreement pursuant to a determination of the Board, and from which Navidea derives revenue or in which Navidea has made a capital investment.

11.            No Filing of Claims. Executive represents that he has no pending charges, claims, suits, arbitration, complaints or grievances against the Released Parties with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association, and has not suffered any work-related injury or illness within two year prior to the effective date of this Agreement. Executive agrees not to assert any claim(s) release by Paragraph 7 of this Agreement in any lawsuit he may bring against the Released Parties. Executive further agrees that if any such claims) is or are asserted in any lawsuit brought by the Executive against the Released Parties, the Released Parties are entitled to recover any damages they suffer as a result of Executive breaching this Paragraph, as well as any and all reasonable attorneys’ fees and all other reasonable costs incurred in obtaining dismissal of the claim(s). Executive, however, maintains the right to file any action for the sole purpose of enforcing rights under this Agreement, based solely on events arising after entering into this Agreement.

12.            No Monetary Relief. Nothing in this Agreement shall preclude Executive from filing and administrative charge with the Equal Employment Opportunity Commission or the Ohio Civil Rights Commission. Executive, however, expressly waives and releases any right he may have to recover any monetary relief resulting from such a charge or any action or suit that may be instituted on his behalf against the Released Parties by the Equal Employment Opportunity Commission of the Ohio Civil Rights Commission, or in any class or collective action that may be filed on his behalf.

13.            Taxation. Executive understands and agrees that some of the amounts set forth herein are subject to tax withholdings and FICA. Executive agrees that none of the Released Parties or their representatives or agents have made any other representations or promises about the tax implications of the sums Executive is to receive in connection with the settlement memorialized in this Agreement. Navidea shall consult with Executive in determining the proper tax jurisdiction of any payments to be made hereunder and as to whether any withholding is required and will reasonably cooperate with Executive with respect to claims of or against taxing authorities regarding the amount of any required withholding.

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14.            Nondisparagement. From and after the Termination Date, Navidea shall, in all public communications authorized through its normal approval channels, and shall cause its directors and officers at or above the vice president level (during their time of service with Navidea), to refrain from intentionally making derogatory or disparaging remarks about Executive, and Executive shall refrain from intentionally making derogatory or disparaging remarks about Navidea, in each case whether with respect to employment, business, or financial matters or otherwise.

15.            Right to Consult with Attorney and Voluntary Signing. Executive acknowledges that Executive has consulted with an attorney before signing this Agreement, that Executive has read this Agreement carefully, that Executive understands each of its provisions, and that Executive has signed it voluntarily. Executive further acknowledges that Navidea has taken no action interfering with any right which Executive has to file any charge, suit, claim or other process with any federal, state, or local judicial or administrative agency or body regarding Executive's employment or retirement or any right to contact or seek the guidance or intervention of any such agency.

16.            Compliance. In the event that Executive, or any person, entity, or organization authorized by him, breaches or threatens to breach any of the Executive’s obligations and promises made in this Agreement, Navidea reserves the right to terminate its payment obligations under this Agreement at any time. In addition, if Navidea has to defend or pursue any suit, complaint, claim, and/or injunctive relief as a result of any such breach or threatened breach by Executive, Executive shall be liable to Navidea for all damages, reasonable attorneys’ fees, expenses, and costs (including investigation and discovery costs) incurred by Navidea in connection with the same, as well as for all funds paid to him, or on Executive’s behalf, under this Agreement. All such sums shall be paid to Navidea upon written notice to Executive demanding the same. This Section 16 shall not apply if the imposition of such liability or the refunding of such amounts (a) is not legally enforceable under Ohio law, or (b) conflicts with the provisions of Section 17 below.

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17.            Resolution of Disputes. Executive and Navidea further agree that all future disputes they may have concerning their obligations under this Agreement will be submitted to binding arbitration, including any disputes over the enforcement of the terms of this Agreement, excepting only potential claims relating to a request for equitable relief from a court of competent jurisdiction to enjoin a violation or threatened violation of this Agreement and to preserve the status quo pending the arbitration proceedings required under this Section 17. If either party contends that they have a claim of any kind against the other, or that any provisions of this Agreement are not being complied with, written notice of alleged non-compliance shall be given to the other party within thirty (30) calendar days of notice of the alleged dispute or non-compliance. Such written notice must be either hand delivered or sent by certified mail to the party's last known address on or before the 30th day. The party receiving such notice shall have five (5) business days from receipt of such written notice to resolve the alleged dispute(s) or non-compliance through mutual efforts of conciliation. The Parties may mutually agree in writing upon additional time to endeavor to resolve the alleged dispute(s) or non-compliance. In the event the Parties are unable to conciliate the dispute(s) or non-compliance within the five (5) business days mentioned above (or within the additional period of time to which the Parties may have mutually agreed), at the conclusion of the five-day business period the Parties agree to submit the dispute(s) or issue(s) of non-compliance to binding arbitration, upon the request of either party if made within sixty (60) calendar days starting with the day after the five-day period ends. The binding arbitration shall be administered by the American Arbitration Association (“AAA”) under its Employment Dispute Resolution Arbitration Rules. The arbitration shall take place in Columbus, Ohio. The arbitrator's award shall be accepted as final and binding upon the Parties. The entire arbitration proceeding and any award or decision relating thereto shall be kept completely confidential by AAA, the arbitrator, the Parties and any non-party witnesses. In the event of arbitration instituted under this Agreement, Executive and Navidea each shall be responsible for half of the full payment of the arbitrator’s fee, as well as the expenses of the arbitration, excluding their own costs and attorney’s fees, for which each party shall remain solely responsible. However, the arbitrator has the power to award all or a portion of costs and attorneys’ fees to a prevailing party, or to the other party if the arbitrator determines that a party has made a frivolous claim or defense, where the arbitrator decides that such an award is just. In any arbitration instituted under this Agreement, the arbitrator shall have the authority to render a decision in accordance with applicable state and/or federal law and to award any and all appropriate damages including the forfeiture of any monies already paid pursuant to this Agreement, and any other legal or equitable relief, including restitution of the arbitrator’s fee to the prevailing party. This agreement to arbitrate may be compelled under the Federal Arbitration Act.

18.            Governing Law; Exclusive Jurisdiction and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to its principles of conflicts of laws. Each of the Parties: (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement, including any action to enforce the provisions of Section 17 or any arbitration award thereunder, shall be instituted exclusively in the Court of Common Pleas of Franklin County, Ohio or in the United States District Court for the Southern District of Ohio, (b) waives any objection which such Party may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the foregoing named courts in any such suit, action or proceeding. Each of the Parties further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the foregoing courts, and agrees that service of process upon such Party mailed by certified mail to the address of the recipient most recently provided in writing by such Party to the other Party at the time of such service shall be deemed in every respect effective service of process upon Navidea in any such suit, action or proceeding. In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney's fees.

19.            Code Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations relating thereto, or an applicable exemption (“Code Section 409A”). The termination of employment under this Agreement is intended to be a “separation from service” under Code Section 409A. Further, the parties acknowledge and agree that the severance payments provided for in Section 2.2(a) qualify for exemption from Code Section 409A under the short-term deferral rules of Treasury Regulation Section 1.409A-1(b)(4).Each payment of compensation or severance pay under this Agreement shall be treated as a separate payment of compensation for purposes of Code Section 409A. No payments to be made under this Agreement may be accelerated or deferred, except as specifically permitted under Code Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement

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20.            Use of Headings; Entire Agreement; Modifications. The headings in this Agreement have been inserted for convenience of reference only and do not in any way restrict or modify any of its terms or provisions. This Agreement sets forth the entire agreement between the Parties hereto, and there are no inducements or representations, other than those contained in this Agreement, upon which the Parties are relying in executing this Agreement.

21.            Severability. All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained therein, and Executive and Navidea agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any provision of this Agreement is invalid or unenforceable, that invalidity or unenforceability will not affect any of the other terms and conditions contained in this Agreement.

22.            Assignment. This Agreement may be freely assigned by Navidea, for any purpose, with or without notice, shall inure to the benefit of any successors or assigns of Navidea, and shall be binding upon the heirs, executors, and administrators of Executive. Notwithstanding the foregoing, it is agreed and understood that for any assignment by Navidea to be effective, the Assignee must agree in writing to be bound by all of the terms and conditions of this Agreement and the Consulting Agreement.

23.            Entire Agreement. The Parties hereto agree that this Agreement and the Consulting Agreement constitute the entire agreement between them with respect to Executive’s employment with Navidea and, except as otherwise provided herein, supersede all prior agreements and understandings existing between them, written or oral, express or implied, whether or not within the knowledge or contemplation of either or both Parties, pertaining to any matter covered by this Agreement. Notwithstanding anything contained herein to the contrary, this Agreement and the Consulting Agreement shall not be deemed to amend, invalidate or in any manner affect the enforceability of Executive’s post-termination obligations under the Employment Agreement and the Proprietary Information Agreement referenced in Sections 10.2 and 10.3, and Executive shall continue to be bound by such terms and provisions of such agreements.

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24.            Effective Date. This Agreement shall become effective after the Parties’ execution of this Agreement and the expiration of the seven-day revocation period set forth in Section 8.5 and the following paragraph (“Effective Date”).

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THE FOREGOING SEVERANCE AGREEMENT AND RELEASE, THAT IT IS WRITTEN IN A CLEAR AND UNDERSTANDABLE MANNER, AND HE FULLY UNDERSTANDS ITS TERMS. EXECUTIVE ALSO ACKNOWLEDGES THAT HE WAS GIVEN UP TO TWENTY-ONE (21) CALENDAR DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT, THAT HE WAS ADVISED TO CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT, AND THAT HE HAS THE RIGHT TO REVOKE THIS AGREEMENT, IN WRITING, FOR A PERIOD NOT TO EXCEED SEVEN (7) CALENDAR DAYS AFTER THE DATE ON WHICH IT WAS SIGNED BY HIM. EXECUTIVE FURTHER ACKNOWLEDGES THAT IF HE FAILS TO EXERCISE THIS RIGHT TO REVOKE, THIS AGREEMENT WILL IMMEDIATELY BECOME A BINDING CONTRACT AS TO ITS TERMS. EXECUTIVE NOW VOLUNTARILY SIGNS THIS AGREEMENT ON THE DATE INDICATED, SIGNIFYING HIS AGREEMENT AND WILLINGNESS TO BE BOUND BY ITS TERMS.

IN WITNESS WHEREOF, the Parties hereto have read the foregoing Agreement, understand the same, and agree to all of the provisions contained herein as of the Effective Date.

NAVIDEA CORPORATION		EXECUTIVE

By:	/s/ Gordon A. Troup	/s/ Mark J. Pykett
	Gordon A. Troup, Chairman	Mark J. Pykett, V.M.D., Ph.D.

Date:	05/31/14	Date:	05/31/14

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